Exhibit 10.1

SERVICES AGREEMENT

This Agreement is made as of July 26, 2022 (the "Effective Date"), by and between Artemis Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, having an office at 8 East 16th Street, Suite 307, New York, NY 10003 ("Artemis") and MANUKA LTD, a limited liability company organized under the laws of the State of Israel, having an office at 3 Eliezer Vardinon St., Petach Tikva, Israel ("MANUKA" and together with Artemis: the "Company"), from the one hand, and between Mr. David Dana (I.D. Number 058468570), of  4 Bekat Zohar St., Kfar Saba, Israel (the "Contractor"), from the other hand.

WHEREAS the Company and the Contractor wish that the Contractor will provide the Company with certain services as detailed hereunder; and WHEREAS the parties hereto wish to regulate their relationship in accordance with the terms and conditions set forth herein; NOW, THEREFORE, the parties hereto hereby mutually agree as follows:
1.	The Contractor shall provide the Company with the services (the "Services") specified in Appendix A to this Agreement ("Appendix A").
2.
In consideration for the provision of the Services, and subject to the terms set forth in Appendix A, the Company shall pay the Contractor the amounts set out in Appendix A (the "Consideration"). If the Contractor is required to provide Services beyond the agreed upon term or scope specified in Appendix A, the parties shall agree, in writing and in advance, upon the payments which the Contractor shall be entitled to receive in consideration for such additional Services, and the Contractor shall not provide any Services beyond the scope specified in Appendix A prior to such written agreement. It is agreed that the Consideration shall be paid by MANUKA on behalf of MANUKA and Artemis.

3.
Each of the payments set forth in section 2 above shall be paid no later than 10 (ten) days after the end of any calendar month, with respect to previous month, against lawful tax invoice issued by the Contractor not later than the last day of such month. The Company shall make deductions from the Consideration and/or any other payment hereunder (if any) as required under any applicable law, unless the Contractor provides the Company with appropriate tax exemption documents.

4.
It is agreed that the Consideration shall be the sole compensation of the Contractor under this Agreement, and that the Contractor shall not be entitled to receive any further compensation, rights or consideration of any kind whatsoever in connection with the performance of his/her duties under this Agreement, including any rights in connection with Employer-Employee relationship. The Consideration payable hereunder is inclusive of any taxes and the Contractor shall be responsible to pay any tax or other payment payable in respect of the same.

5.
This Agreement shall be in effect during an undefined period commencing on the Effective Date (the "Term"). During the Term, either party shall be entitled to terminate this Agreement, for any reason (including without reason), by providing the other party with a prior written notice of at least 60 (sixty) days.

6.
Upon termination of this Agreement, the Contractor shall return to the Company all books, records, documents, tools, equipment, keys and any other articles belonging to the Company and such other work-related writings as the Company deems reasonable to receive back from the Contractor.

7.
In any event of termination of this Agreement, the Contractor shall cooperate with the Company and use his best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Contractor’s responsibilities and/or duties.

8.
It is agreed that the relationship between the parties hereto is that of independent contractors and that nothing contained in this Agreement shall be construed or implied to create a relationship of partnership, joint venture, agency, employment, franchise or any relationship other than that of independent contractors.

9.
The Contractor agrees and acknowledges that he/she shall perform the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between the Company and between the Contractor.

10.
The Contractor declares that he/she has elected to provide the Services as independent contractor and not as an employee. The Contractor acknowledges and approves that if he/she would have been providing the Services as an employee of the Company, then the salary that he/she would have been entitled to receive from the Company was lower than the Consideration since the Consideration was calculated in order to include, in addition to the salary, all the social benefits, such as severance pay, contribution to pension fund, convalescence pay and any other employment related benefits, that the Contractor would have been entitled to receive if he/she would have been an employee of the Company.

11.
If, despite the parties' express representations and agreements hereunder, it shall, at any time, be determined by a court of competent jurisdiction or by any other governmental authority, that employer-employee relations exist between the Company and the Contractor, and as a result of such decision the Contractor shall become entitled to any rights and/or payments resulting from the existence of such relations, or the Company shall be required to bear any additional expenses or costs (including any taxes or obligatory payments to the tax authorities, the National Insurance authorities, etc.), then the Contractor shall indemnify the Company for any such loss, cost, payment, expense or damage caused to the Company as a result of such decision.

12.	Once the Company shall purchase a D&O insurance policy, the Contractor shall be insured under such insurance police as an officer of the Company.
13.	During the Term, the Contractor will not serve as a Chief Financial Officer of any company, venture or other entity which competes with any business activity of the Company.
14.
In view of the fact that the provision of the Services by the Contractor will bring the Contractor into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about customers, costs, profits, markets, sales and any other information not readily available to the public, such as technical information related to the Company’s products and/or technology as well as plans for future developments (the "Confidential Information"), the Contractor undertakes: (i) to keep secret the Confidential Information and not to disclose it to anyone outside of the Company, either during or after the Term; and (ii) to deliver promptly to the Company on the termination date of this Agreement, or at any time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' businesses which the Contractor may then possess or have under his control.

15.
The Contractor agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formula, specifications, lists, photocopies, photos, pictures and other documents and/or instruments made, compiled, received, held or used by the Contractor while providing the Services to the Company, concerning any phase of the Company’s business, products, services or trade secrets, shall be the Company’s sole property and shall be delivered by the Contractor to the Company upon termination of this Agreement or at any earlier or other time at the request of the Company, without the Contractor retaining any copies thereof. Without derogating from the generality of the foregoing, the Contractor undertakes to deliver to the Company all the materials to be produced and/or developed by the Contractor in the framework and/or in connection with the Services (the "Deliverables").

16.
The Services rendered hereunder are performed on a “work made for hire” basis for all intents and purposes, and all title and/or interests in and to the Intellectual Property Rights (as defined below) associated with and/or related to and/or resulting from the Deliverables and/or with any work-product of the Services and any derivative work therefrom, will belong and vest solely and exclusively in the Company, as of their creation. To the extent that the Deliverables (including the work-products of the Services) are construed not to constitute “works made for hire” and/or the sole property of the Company, the Contractor hereby assigns, transfers and conveys to the Company all right, title and interest, including Intellectual Property Rights (as defined below), in and to such Deliverables. The Contractor agrees to render to the Company and any other person designated by the Company, reasonable assistance, at the Company's expense, as is required to perfect the rights defined in this Section. The Contractor shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in this Agreement. Without limitation of the foregoing, the Contractor irrevocably confirms that the Consideration is in lieu of any rights for compensation that may arise in connection with the Deliverables under applicable law and waives any right to claim royalties or other consideration with respect to any Deliverable, including under any applicable patent laws.

The term "Intellectual Property Rights" means any intangible right, title and interest, including any rights relating to or arising under copyright, trademark, patent, trade secret, moral rights, right of publicity, authors’ rights, and all other proprietary rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, under any application law or jurisdiction, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
17.
It is agreed that all the provisions of this Agreement referring to confidentiality, intellectual property rights and non-compete shall apply also with respect to any affiliate and/or subsidiary and/or parent company of the Company and each such entity may enforce them against the Contractor.

18.	It is clarified and agreed that each provision of this Agreement that applies to the Company shall apply, jointly and severally, to each of MANUKA and Artemis.
19.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Israel. The competent courts in Tel-Aviv-Jaffa, Israel shall have sole and exclusive jurisdiction regarding any dispute or claim arising hereunder.

20.
Notice as required hereunder shall be delivered by hand, e-mail, by courier service or by registered or certified mail, return receipt requested, postage prepaid. A notice shall be addressed to the other party at the address listed above, or to another address, which may subsequently be specified in writing by a party. A notice shall be effective one (1) day after being delivered by hand, courier service or by e-mail, and five (5) days after being sent by registered mail.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth above.

The Company	The Contractor
By: Shimon Citron	Signature: /s/ David Dana
Signature: /s/ Shimon Citron

Appendix A

Description of Services:
The Contractor shall serve as the Company's Chief Financial Officer.

The Contractor shall provide the Company with the following Services on an ongoing basis:

Multi-Currency, double entry accounting

Reporting to government agencies

Preparation of salaries

Bank account management

Preparation of accounting records for auditing

Company’s current financial reporting

Filing government reports

Preparation of company’s reports to the SEC

Consideration:
In consideration for the Services, the Company shall pay the Contractor a gross monthly fee of NIS10,000 (Ten Thousand New Israeli Shekels) plus VAT as per law.

In the event that the scope of the Services shall increase, the parties shall discuss updating the Consideration. The parties acknowledge that the current scope of the Services includes one (1) working day per week as the Company's CFO and that if the Contractor shall be required to invest more time in such roll, then the parties shall discuss updating the fees in order to reflect such increase.

Additional Terms:
Following the execution of this Agreement, Artemis shall adopt an option plan (the "ESOP") and file the plan for approval of the Israeli tax authorities. Following the lapse of 30 days from the filing of the plan for approval, Artemis shall grant the Contractor 370,014 options to purchase common shares of Artemis, with US$0.01 par value each (the "Options"), which constitute, as of the date hereof, 0.33% (Thirty Three Hundredths of percent) of Artemis' issued share capital on a fully diluted basis.

The tax route of the Options shall be designated by the parties prior to the grant thereof.

The Options shall be subject to the terms of the ESOP and an Option Agreement to be entered into between Artemis and the Contractor which shall include standard terms of equity plans.

The Options shall vest over a period of thirty six (36) months, commencing on April 1, 2022 (the "Start Date"), in accordance with the following vesting schedule, provided that the Contractor shall continue rendering the Services to the Company at the end of each relevant part of the vesting period: (i) 33.33% (1/3) of the total number of Options shall vest on the 1st anniversary of the Start Date (the "Cliff Date"); (ii) at the end of each 3-months' period following the Cliff Date, 8.33% (1/12) of the total number of Options shall vest (if any fractional Option Share would be exercisable upon the end of any such 3-months' periods, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number). Following the termination of the engagement between the parties, all unvested Options shall ipso facto terminate and become null and void, and the Contractor may exercise each vested Option within 3 months as of such termination date.

The vested Options shall be exercisable at a purchase price per share of US$0.0624, reflecting to Artemis, as of the date hereof, a valuation of US$7,000,000.

The Contractor shall bear all the taxes relevant to the Contractor (if any) associated with the grant and/or exercise of the Options.